Exhibit (d)(1)(B)

Execution Copy

JOINDER AGREEMENT

This Joinder Agreement (this “Agreement”) is made and entered into as of this 30 th day of June 2008, by Cyprus Acquisition Merger Sub, Inc., a corporation organized and existing under the Laws of the State of Delaware (“Merger Sub”), LS Cable Ltd., a corporation organized and existing under the Laws of the Republic of Korea (“LS Cable”), and Superior Essex Inc., a corporation organized and existing under the Laws of the State of Delaware (“Superior Essex”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of June 11, 2008, by and between LS Cable and Superior Essex (the “Merger Agreement”).

WHEREAS, pursuant to the Merger Agreement, LS Cable agreed to form an indirect, wholly owned Delaware subsidiary for purpose of acting as Purchaser under the Merger Agreement, and to cause such subsidiary to execute a joinder agreement to the Merger Agreement and assume all rights and obligations of the Purchaser thereunder;

WHEREAS, Merger Sub was incorporated under the Laws of the State of Delaware on June 25, 2008 and is an indirect, wholly owned subsidiary of LS Cable formed for the purpose of acting as Purchaser under the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions thereof, following the consummation of the Offer, the Purchaser will merge with and into Superior Essex (the “Merger”), with Superior Essex as the surviving corporation after the Merger;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, representations, warranties and agreements contained in the Merger Agreement, the parties hereto agree as follows:

1. Joinder. By executing this Agreement, (a) Merger Sub shall become a party to the Merger Agreement as of the date hereof and hereby agrees to be bound by the terms, covenants and other provisions of the Merger Agreement applicable to it as Purchaser and shall assume all rights and obligations of the Purchaser thereunder, with the same force and effect as if originally named therein and (b) pursuant to Section 9.14 of the Merger Agreement, LS Cable hereby agrees to guarantee the prompt performance by the Purchaser of all of its obligations under the Merger Agreement.

2. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without giving effect to the choice of law rules or principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

3. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which executed counterparts and any photocopies and facsimile copies thereof shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LS CABLE LTD.

By:	/s/ Chayol Koo
Name:	Chayol Koo
Title:	Vice Chairman & CEO

SUPERIOR ESSEX INC.

By:	/s/ David S. Aldridge
Name:	David S. Aldridge
Title:	EVP and CFO

CYPRUS ACQUISITION MERGER SUB, INC.

By:	/s/ Choong-hyun Kim
Name:	Choong-hyun Kim
Title:	President and Treasurer

Signature Page

Joinder Agreement